Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-1

Deep Isolation Nuclear, Inc.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Common Stock, par value $0.0001 per share	(1)	457(a)	58,369,146	$3.00	$175,107,438.00	0.0001531	$26,808.95

Total Offering Amounts:							$175,107,438.00		26,808.95
Total Fees Previously Paid:
Total Fee Offsets:									0.00
Net Fee Due:									$26,808.95

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Offering Note(s)

(1)	The amount registered represents shares offered by the selling stockholders identified in this prospectus. Includes an indeterminable number of additional shares of common stock that, Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), may be issued to prevent dilution from stock splits, stock dividends or similar transactions that could affect the shares to be offered by the selling stockholders.

The proposed maximum offering price per unit has been estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(a) under the Securities Act based upon the original sale price of the shares of common stock registered for resale hereunder. The price per share and maximum aggregate offering price in the table above are based on a price of $3.00 per share, which is the price at which the Registrant sold shares of its common stock in a private placement that closed on July 23, 2025.